Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
January 21, 2011	President and CEO
or
Jonathan D. Hoover
Sr. Vice President
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES SECOND QUARTER AND SIX MONTHS

ENDED DECEMBER 31, 2010 NET INCOME AND EARNINGS PER SHARE

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $215 thousand or $0.10 per diluted share, for the three months ended December 31, 2010 as compared to net income of $133 thousand or $0.06 per diluted share for the same period in 2009. The $82 thousand increase in net income during the quarter was primarily attributable to a $298 thousand increase in net interest income and a $21 thousand increase in non-interest income, which were partially offset by a $114 thousand increase in non-interest expense, a $107 thousand increase in income tax expense and a $16 thousand increase in the allowance for loan losses. The increase in net interest income is attributable to a $1.1 million decrease in interest expense, which was partially offset by a $786 thousand decrease in interest income. The decrease in interest expense was primarily due to the payoff of FHLB long-term borrowings, and lower rates paid on deposits during the quarter ended December 31, 2010, when compared to the same period in 2009. The decrease in interest income was primarily attributable to lower average balances of, and lower rates of interest earned, on financial assets during the quarter ended December 31, 2010 when compared to the same period in 2009. We expect our interest costs on fixed rate legacy long-term FHLB advances to decline substantially during the remainder of the fiscal year ending June 30, 2011 as these legacy long-term FHLB advances continue to mature (see table below), and reprice at today’s materially lower rates of interest. The increase in non-interest income was primarily attributable to an increase in loan correspondent fees. The increase in non-interest expense was primarily attributable to an increase in ATM related and federal deposit insurance expenses, which were partially offset by a decrease in employee related expenses. The increase in income tax expense is attributable to higher levels of taxable income, and the absence of PA tax credits during the quarter ended December 31, 2010, when compared to the same period in 2009.

Net income for the six months ended December 31, 2010 totaled $273 thousand or $0.13 per diluted share as compared to $304 thousand or $0.15 per diluted share for the same period in 2009. The $31 thousand decrease in net income during the six months was primarily attributable to a $110 thousand increase in non-interest expense, an $83 thousand increase in income tax expense, a $22 thousand increase in provisions for loan losses and a $7 thousand decrease in non-interest income, which were partially offset by a $191 thousand increase in net interest income. The increase in non-interest expense was primarily attributable to increases in ATM related and federal deposit insurance expenses, which were partially offset by a decrease in employee related expenses. The increase in income tax expense was primarily attributable to higher levels of taxable income, and the absence of PA tax credits for the six months ended December 31, 2010, when compared to the same period in 2009. The decrease in non-interest income was primarily a result of a decrease in service charges on deposit accounts, which was offset by an increase in correspondent loan fees. The increase in the provision for loan losses is primarily attributable to an increase in past due accounts. The increase in net interest income was attributable to a $1.6 million decrease in interest expense which was partially offset by a $1.4 million decrease in interest income. The decrease in interest expense was primarily due to the payoff of FHLB long-term borrowings, and lower rates paid on deposits during the six months ended December 31, 2010, when compared to the same period in 2009. The decrease in interest income was primarily attributable to lower rates earned on, and lower average balances of, financial assets during the six months ended December 31, 2010, when compared to the same period in 2009.

The Company’s second quarter and fiscal year to date earnings were positively impacted by lower interest expenses associated with repaying the Bank’s fixed rate legacy long-term FHLB advances. During the quarter and six months ended December 31, 2010, we repaid $35 million and $60 million, respectively, of long-term FHLB advances, which had average rates of 5.44% and 5.58%, respectively.

Market interest rates continued to remain low by historical standards throughout the six months ended December 31, 2010. In response to this environment, we continued to reduce our balance sheet by repaying fixed rate legacy long-term FHLB advances and wholesale deposits. These actions allowed us to further strengthen our Tier 1 leverage capital ratio from 8.21% at June 30, 2010 to 10.23% at December 31, 2010. As market conditions improve, we may begin to grow our asset base.

Looking ahead, we continue to believe that our net interest income will improve as we continue to repay or reprice our legacy fixed rate long-term FHLB advances throughout fiscal year 2011. Our legacy fixed rate long-term FHLB advances, taken out a number of years ago when interest rates were higher, will mature as shown below.

Quarter Ended	Amount/$MM	Weighted Avg. Rate
03/31/11	$10.0	4.99%
06/30/11	$17.0	5.28%

We expect that these legacy fixed rate long-term FHLB advances will be paid off or reprice at much lower rates of interest.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

# # #

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	December 31, 2010 (Unaudited)	June 30, 2010 (Unaudited)
Total assets	$272,937	$354,668
Cash and Cash Equivalents	2,086	2,198
Certificates of Deposits	7,005	8,605
Investment securities held-to-maturity	117,208	153,193
Mortgage-backed securities held-to- maturity	74,048	114,986
Net loans receivable	54,794	56,315
Deposits	179,555	201,922
FHLB advances: long-term	49,500	109,500
Other short-term borrowings	13,950	12,510
Equity	27,899	27,795
Book value per share – Common Equity	13.56	13.51
Book value per share – Tier I Equity	14.53	14.59
Annualized Return on average assets	0.17%	0.10%
Annualized Return on average equity	1.98%	1.22%
Tier I leverage ratio	10.23%	8.21%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended December 31, (Unaudited)		Six Months Ended December 31, (Unaudited)
	2010	2009	2010	2009
Interest income	$2,292	$3,078	$4,913	$6,276
Interest expense	1,076	2,160	2,819	4,373

Net interest income	1,216	918	2,094	1,903
Provision (recovery) for loan losses	7	(9)	16	(6)

Net interest income after provision (recovery) for loan losses	1,209	927	2,078	1,909
Non-interest income	154	133	279	286
Non-interest expense	1,040	926	1,945	1,835

Income (loss) before income tax expense	323	134	412	360
Income taxes	108	1	139	56

NET INCOME (LOSS)	$215	$133	$273	$304

EARNINGS PER SHARE:
Basic	$0.10	$0.06	$0.13	$0.15
Diluted	$0.10	$0.06	$0.13	$0.15

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	2,057,930	2,068,932	2,057,930	2,069,508
Diluted	2,057,930	2,068,932	2,057,930	2,069,508